UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014.

DAKOTA CREEK MINERALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-54846	99-1720516
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

3300S 14st Suite 305 Abilene, Texas 79605
(Address of principal executive offices)

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On January 8, 2014, the Company entered into an agreement with Texas Sands Resources LLC (“TSR”) to acquire 40% of TSR’s interest in Sandbox Resource Solutions LLC (“SRS”) (which represents a 20% interest in SRS) in exchange for the issuance of 2,500,000 common shares of the Company. SRS has the rights to proprietary technology that the Company sees as being critical to its vision and strategy as it develops its core business model of acquiring and optimizing “secondary and tertiary” production streams.

The shares will have a deemed value of $0.40 per share for purposes of accounting and tax treatment, and will be subject to all customary regulatory approvals as are to be expected in transactions of this nature. The shares shall have a “hold period” of 6 months. Following such period such shares shall carry full rights and obligations of the common shares of DCM as is customary.

The agreement is subject to a due diligence period until January 30, 2014, and also grants the Company the right to acquire up to 80% of the interest which TSR shall own in SRS for a total of one (1) year following the closing of this transaction at a fair market value whether by cash and/or the common shares of the company at a price to be determined by fair market evaluation of the value of said shares.

The closing is anticipated as no later than January 31, 2014 in Abilene, TX or in such place and at such time as shall be agreed to in writing by both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA CREEK MINERALS INC.

Date: January 8, 2014.	/s/ Chris Tesarski
------------------------------- Chris Tesarski